April 28, 2026
Trust for Professional Managers
615 East Michigan Street
Milwaukee, Wisconsin 53202
Ladies and Gentlemen:
We consent to the incorporation by reference in this Registration Statement of our opinion dated March 3, 2021 regarding the sale of an indefinite number of shares of beneficial interest of the Mairs & Power Minnesota Municipal Bond ETF, a series of Trust for Professional Managers. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.